EMBARGOED FOR USE BEFORE	Contact:
After 9am (Eastern)	Jack Ross, Chairman / CEO
November 16, 2015	Synergy CHC Corp
Jack@synergychc.com
615-939-9004

Synergy CHC Corp Acquires “Flat Tummy Tea”, an Australian Company With Significant Social Media Presence

Westbrook, Maine, November 16, 2015 – Synergy CHC Corp (OTCQB: SNYR), a consumer health care company, today announced it has acquired a 100% ownership stake in Nomad Choice PTY LTD, an Australian company who owns the brand Flat Tummy Tea, which has significant social media presence.

Under the terms of the agreement, Synergy purchased of all the issued and outstanding capital stock of Flat Tummy Tea for a total purchase price of $10,000,000, comprised of $4,000,000 (Australian dollars, AUD) in cash, 3,571,428 shares of its common stock, and possible earn-out payments of up to $3,500,000 (AUD) in aggregate if certain EBITDA thresholds are met as of June 30, 2016.

“We are excited to be partnering with Synergy through this acquisition” said Tim Polmear, Director at Flat Tummy Tea. “Over the last few years, we’ve developed an innovative, unique and very effective way to reach targeted consumers through social media. We see great potential for Synergy’s existing and future brands to tap into this intellectual property and extend their consumer reach into the online world. On top of this, Synergy’s expertise and resources to take Flat Tummy Tea into a retail environment make this a great match.”

“We are pleased to add another unique offering to our portfolio which now gives Synergy global reach across multiple distribution platforms. It is consistent with the company’s strategy to grow both organically and by further acquisition. We are deliberately seeking to generate shareholder value through the addition of products that help improve the lives of customers while leveraging our existing distribution relationships. We will continue to be active on the acquisition trail” said Jack Ross, CEO of Synergy.

About Flat Tummy Tea

Flat Tummy Tea’s uniquely formulated two-step herbal detox tea works to naturally help speed metabolism, boost energy and reduce bloating to flatten your tummy. It’s currently sold exclusively online to a global, 20-30 year old female, predominantly American market.

Since being founded in 2013, Flat Tummy Tea has grown rapidly, largely attributed to the strength of their branding and their innovative and effective use of social media. Their secret is a very specific process and ROI based algorithm used on various online platforms. To date, Flat Tummy Tea has built a targeted social media following of over 500,000, many of whom are now customers.

Flat Tummy Tea has proven month on month growth since inception at a rate of over 400% annually.

Flat Tummy Tea now has over 3000+ positive written reviews on their website,flattummytea.com or visit their Instagram page.

Go Capital Pty Ltd was the corporate advisor for Flat Tummy Tea and its shareholders in this transaction. Derek Gerrard, Director of GoCap said “Both Synergy and Flat Tummy Tea worked with a can-do attitude through this transaction. This demonstrated the capability of both teams that will now create a strong combination to accelerate the growth performance of the business moving forward.”

About Synergy CHC Corp.

Synergy CHC Corp. is a consumer health care company that is in the process of building a portfolio of best-in-class consumer product brands. Synergy’s strategy is to grow its portfolio both organically and by further acquisition. Synergy’s diversified portfolio now includes FOCUSFactor™, Neuragen™, Hand MD™, UrgentRx™ and Flat Tummy Tea™ For more information, please visit www.synergychc.com.

About FOCUSfactor® “Another Synergy Brand”

FOCUSfactor is sold at America’s leading retailers such as Costco, Sam’s Club, Wal-Mart, BJ’s Walgreens and The Vitamin Shoppe. FOCUSfactor, America’s leading brain health supplement, is a nutritional supplement that includes a proprietary blend of brain supporting vitamins, minerals, antioxidants and other nutrients. In December 2012, the United States Patent and Trademark Office issued US Patent 8,329,227 covering FOCUSfactor’s proprietary formulation “for enhanced mental function.” The issuance of the patent marked one of the few times a patent has been issued for a nationally branded nutritional supplement. FOCUSfactor is clinically tested with results demonstrating improvements in focus, concentration and memory in healthy adults. www.focusfactor.com.

About Neuragen® “Another Synergy Brand”

Neuragen® is a topical product that works directly at the site of the pain as opposed to oral products. Neuragen® reduces the spontaneous firing of damaged peripheral nerves. By calming these firings at the source, Neuragen® is clinically shown to reduce shooting and burning pains quickly and without the side effects of orally taken medications. This is in part due to the small lipophilic molecules found in Neuragen® which rapidly carry the active ingredients through the rough outer layer of the skin to the site of the pain. Neuragen® is available over the counter in most local pharmacies either in the diabetic section or the analgesic (pain) section. For more information, please visit www.neuragen.com.

About Hand MD® “Another Synergy Brand”

Hand MD is the world’s first anti-aging skincare line formulated specifically for the hands. Hands reveal a woman’s true age and the rejuvenation of the hand has become women’s #1 aging concern. Developed by Kara Harshbarger and renowned celebrity dermatologist Dr. Alex Khadavi, Hand MD’s extensive clinical trials show significant improvement in the appearance of fine lines and wrinkles, skin hydration, hyper-pigmentation and radiance. HAND MD launched on QVC and sold out in an astonishing 5 minutes. www.hand-md.com.

About UrgentRx® “Another Synergy Brand”

UrgentRx produces a line of fast-acting, portable OTC medications that provide right now relief for today’s busy, on-the-go consumer. UrgentRx® Fast Powders™ are innovative, fast-acting flavored powder medications in patented credit card-sized packets. They can be taken without water, providing immediate relief for a wide variety of everyday ailments, whenever and wherever they strike. UrgentRx® produces medications to treat allergy attacks, headaches, aches and pains, heartburn, and upset stomach, as well as a heart attack first aid that has helped save multiple lives. For additional information, please visit www.urgentrx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Synergy’s prospects should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: Synergy’s ability to integrate the Flat Tummy Tea, UrgentRx and Hand MD® product lines into its current operations; Synergy’s dependence on third parties for its research and development, manufacturing and distribution functions; Synergy’s’ dependence on its license relationships; the risks and uncertainties associated with Synergy’s ability to manage its limited cash resources; obtaining additional financing to support Synergy’s operations; protecting the intellectual property developed by or licensed to Synergy; and Synergy’s ability to build its operations to support its business strategy and promote its products. These and other risks are described in greater detail in Synergy’s filings with the SEC, copies of which are available free of charge at the SEC’s website (www.sec.gov) or upon request from Synergy. Synergy may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Synergy assumes no obligation and does not intend to update these forward-looking statements, except as required by law.